Exhibit 99.1

Consumers Bancorp Inc. Reports Second Quarter and Six Month Fiscal Earnings

Minerva, Ohio—February 4, 2005 (OTCBB: CBKM) Consumers Bancorp Inc. (Consumers) today reported second quarter earnings per share of $0.26, an increase of 44.4% compared to $0.18 for the same period ended December 31, 2003. Net income for the quarter was $561 thousand, an increase of 47.6% from $380 thousand reported for the same quarter a year ago. Return on average assets (ROA) and return on average equity (ROE) for the second quarter were 1.17% and 11.63%, respectively. This compares to ROA of 0.83% and ROE of 8.46% for the second quarter ended December 31, 2003.

For the six months ended December 31, 2004, net income was $1.2 million, an increase of 36.5% compared to $905 thousand last year. Fiscal year-to-date net income per share was $0.58, increasing 38.1% from $0.42 for the prior year. ROA and ROE for the six months ended December 31, 2004 were 1.30% and 13.00%, respectively, compared to 0.98% and 10.17%, respectively, for the prior year.

Consumers net interest income increased $48 thousand over the prior year’s quarter results, and increased $275 thousand over the prior year to date results. Competitive market pricing during the quarter ended December 31, 2004 has resulted in a decrease in the net interest margin to 5.12% compared to 5.20% in the previous quarter ended September 30, 2004. The net interest margin increased to 5.18% from 5.08% for the six month periods ended December 31, 2004 and 2003, respectively.

Non-interest expense increased $47 thousand or 1.2% for the fiscal year-to-date. Non-interest expense recorded during the six months ended December 31, 2003 included a non-recurring pretax charge of $180 relating to the resignation of the Corporation’s former president.

Assets at December 31, 2004 totaled $190 million, an increase of $11 million from December 31, 2003. Growth in loans was $4.5 million for the quarter ended December 31, 2004 and $16.0 million for the twelve month period ended December 31, 2004. Growth in total deposits was $4.3 million for the twelve month period ended December 31, 2004. Funding for loan growth during the quarter and year ended December 31, 2004 occurred primarily through the reduction of available sale securities combined with growth in deposits and short-term Federal Home Loan Bank borrowings.

Non-performing assets decreased to $2.2 million at December 31, 2004, down from $2.7 million at September 30, 2004 and down from $3.2 million at December 31, 2003. Non-performing loans as a percent of the loan loss allowance represented 92.04% and 152.90% respectively at December 31, 2004 and 2003. Net charge-offs as a percent of loans outstanding for the six months ended December 31 were 0.23% for 2004 as compared to 0.15% for 2003. At December 31, 2004, the allowance as a percent of outstanding loans decreased to 0.96% as compared with 1.33% for the prior year.

The Board of Directors of Consumers Bancorp Inc., declared a $0.09 per share cash dividend for shareholders of record on December 8, 2004, payable on December 22, 2004.

Steven L. Muckley, President and Chief Executive Officer of Consumers Bancorp Inc. and Consumers National Bank, stated “We are pleased with our improved financial performance. In the past six months our shareholders have seen earnings per share increase significantly, our deposit customers have entrusted us with an additional $4 million and our loan customers have borrowed an additional $8 million. We continue to experience strong loan demand. In order to continue to fund loan growth and as a result of market conditions, in January 2005 the rates for time deposits were increased and new time deposit offerings were introduced to promote continued core deposit growth.”

Consumers provides a complete range of banking and other investment services to businesses and clients through its CNB offices in Minerva, Salem, Waynesburg, Hanoverton, Carrollton, Alliance, Lisbon, Louisville, and East Canton, Ohio. Information about Consumers National Bank can be accessed on the Internet at http:\\www.consumersbank.com.

The information contained in this press release contains forward-looking statements regarding expected future financial performance which are not historical facts and which involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results and performance to differ materially from those contemplated by these forward-looking statements, see “Forward Looking Statements” in Consumer Bancorp, Inc.’s Annual Report on Form 10-K for the most recently ended fiscal year, which is available upon request.

Contact: Steven L. Muckley, President & Chief Executive Officer
1-330-868-7701 extension 140

Consumers Bancorp Inc.
Consolidated Financial Highlights
December 31, 2004

(Dollars in thousands, except per share data)

	Three Month Period Ended		Six Month Period Ended
	December 31,	December 31,	December 31,	December 31,
	2004	2003	2004	2003
EARNINGS:
Net interest income	$2,204	$2,156	$4,495	$4,220
Provision for loan losses	7	199	21	265
Other income	590	567	1,191	1,181
Other expenses	1,980	1,998	3,895	3,848
Income tax expense	246	146	535	383
Net income	561	380	1,235	905

Net income per share —
Basic	$0.26	$0.18	$0.58	$0.42
PERFORMANCE RATIOS: (Note 1)
Return on average assets	1.17%	0.83%	1.30%	0.98%
Return on average equity	11.63	8.46	13.00	10.17
Net interest margin FTE	5.12	5.20	5.18	5.08

MARKET DATA:
Book value/common share	$8.94	$8.27
Market close, bid	19.25	23.25
Period end common shares	2,146,281	2,146,281
Average equity: avg. assets	10.09%	10.81%	10.02%	9.69%
Average common shares	2,146,281	2,146,281	2,146,281	2,146,281

ASSET QUALITY:
Net charge-offs	$327	$117	$342	$197
Non-performing assets	2,220	3,242
Allowance for loan losses	1,432	1,753
Net charge-offs to Total Loans	0.22%	0.09%	0.23%	0.15%
ALLL to Total Loans	0.96%	1.33%

ENDING BALANCES:
Assets	$190,494	$179,515
Deposits	159,095	154,825
Loans, net	146,598	130,251
Shareholders’ Equity	19,178	17,742

Note 1 — Income and earnings amounts used to calculate Performance Ratios have been annualized.